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                                                                     EXHIBIT 8




                                   FOR:      Mickelberry Communications Inc.
                                             405 Park Avenue
                                             New York, New York 10022

                                   CONTACT:  Fred T. Pugliese
                                             212-832-0306



FOR IMMEDIATE RELEASE


                    MICKELBERRY COMMUNICATIONS INCORPORATED

                       ANNOUNCES CONSUMMATION OF MERGER



     October 2, 1995/New York City: Mickelberry Communications Incorporated announced today the consummation of the Agreement and Plan of Merger with an affiliate of Mr. James C. Marlas, the Chairman, President and Chief Executive Officer of the Company, pursuant to which the holders of all of the shares of the Company's Common and Preferred Stock not owned by Mr. Marlas will receive a cash purchase price of $4.25 per share. The Merger was consummated on September 29, 1995. Following the Merger the Company will be closely-held.